Exhibit 99.1

NeurogesX, Inc. Stephen Ghiglieri Executive Vice President, COO and CFO (650) 358-3310	The Ruth Group Stephanie Carrington (investors) (646) 536-7017 scarrington@theruthgroup.com Jason Rando (media) (646) 536-7025 jrando@theruthgroup.com

NeurogesX Completes Phase 2 Enrollment of NGX-1998

Topical Liquid Capsaicin Formulation Trial

San Mateo, Calif., (June 16, 2011) – NeurogesX, Inc. (Nasdaq: NGSX), a biopharmaceutical company focused on developing and commercializing novel pain management therapies, today announced the completion of patient enrollment in its Phase 2 clinical study of NGX-1998, a topical liquid formulation of high-concentration capsaicin, in patients with postherpetic neuralgia (PHN). NGX-1998 is being developed to provide safety, efficacy and tolerability that is at least comparable to Qutenza® (capsaicin) 8% patch with a shorter treatment time. A total of 183 patients were enrolled in the Phase 2 study.

The Phase 2 clinical study design included two stages. The first stage was designed to determine the shortest tolerable anesthetic pretreatment regimen. The results of this stage of the study indicated that no topical anesthetic was required to achieve the study’s tolerability goal. The second stage was designed to evaluate two NGX-1998 dose concentrations using the pretreatment regimens determined during stage 1. The objective of the second stage is to select the appropriate concentration of NGX-1998 for further evaluation in a Phase 3 clinical program.

Jeffrey Tobias, MD, Executive Vice President for Research and Development and CMO, commented, “With the completion of enrollment in our Phase 2 study, we are pleased to report another milestone in the development of NGX-1998, our liquid formulation of capsaicin. We expect that top-line data from the study will be available by year end. We are excited by the potential of NGX-1998 as it may be able to provide the benefits of high-concentration capsaicin in a rapid and convenient dosage form that should allow easy use by a broad range of healthcare providers.”

NGX-1998 has been granted patent protection under a patent entitled “Methods and Compositions for Administration of TRPV1 Agonists.” The allowed claims include method of use, formulation and system claims. The patent is set to expire in 2027, which includes patent term adjustment.

About NeurogesX, Inc.

NeurogesX, Inc. (Nasdaq: NGSX) is a San Francisco Bay Area-based biopharmaceutical company focused on developing and commercializing novel pain management therapies. NeurogesX was founded on the concept that use of prescription-strength capsaicin could help manage the pain associated with neuropathic pain conditions. Since its inception, NeurogesX has leveraged its passion to help people with pain to efficiently develop this concept, resulting in the commercial launch of Qutenza® (capsaicin) 8% patch in 2010. The Company continues to apply its knowledge and expertise in the development of other novel treatments for pain.

The Company’s lead product, Qutenza, is a localized dermal delivery system containing prescription strength capsaicin that is currently approved in the United States and the European Union. Qutenza is now available in the United States for the management of neuropathic pain associated with postherpetic neuralgia (PHN). In Europe, Qutenza is being marketed by Astellas Pharma Europe Ltd. (Astellas), the European subsidiary of Tokyo-based Astellas Pharma Inc., for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain.

The Company is currently preparing to submit a supplemental new drug application (sNDA) to expand the U.S. label for Qutenza for the management of pain due to HIV-associated neuropathy (HIV-AN) also known as HIV-distal sensory polyneuropathy (HIV-DSP).

The Company’s most advanced product candidate, NGX-1998, is a topically applied liquid formulation containing a high concentration of capsaicin designed to treat pain associated with neuropathic pain conditions such as PHN. NGX-1998 has completed three Phase 1 studies and patient enrollment has been completed in a Phase 2 clinical trial in PHN patients.

The Company’s early-stage pipeline includes pre-clinical compounds which include a number of prodrugs of acetaminophen. The Company has evaluated certain of these compounds in vitro and in vivo.

Safe Harbor Statement

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the Act). NeurogesX disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include but are not limited to: statements regarding expectations regarding the timing of clinical study data availability for NGX-1998 and the submission of the supplemental new drug application for label expansion of Qutenza, the potential benefits and ease of use of NGX-1998, and projected patent expiration date. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to: delays in obtaining clinical study data for NGX1998, difficulties or delays in the further development of

Qutenza for additional indications, including difficulties or delays in the submission of the sNDA for Qutenza; and potential patent invalidation prior to expiration or other potential adjustment of the patent term. For further information regarding these and other risks related to NeurogesX’ business, investors should consult NeurogesX’ filings with the Securities and Exchange Commission.